Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Cameron McAulay Chief Financial Officer (408) 986-9888	Claire McAdams Investor Relations (530) 265-9899

Intevac Announces Appointment of Kevin Barber as Board Chairman

Replacing David S. Dury, Board Chairman since 2017, as Part of the Company’s Planned Succession Strategy

Santa Clara, Calif. — October 1, 2024 — Intevac, Inc. (Nasdaq: IVAC), a leading supplier of thin-film processing systems, today announced the appointment of Kevin Barber as the Company’s Board Chairman, effective today. Mr. Barber succeeds David S. Dury, who has served as Board Chairman since 2017 and will remain on the Board until the annual meeting of stockholders in 2025.

“I would like to thank David for his meaningful contributions during his time as Board Chairman,” commented Nigel Hunton, Intevac’s president and chief executive officer. “David has proven to be a critical asset to the Company and has been instrumental in many key aspects of the Company’s success. We are pleased to announce Kevin as our new Board Chairman. Kevin has been with us for several years, and his acumen, customer knowledge, proven track record and true technical expertise will make him a continued strong asset to the Company. All of us at Intevac are looking forward to working with both as we continue to execute on our growth strategy and deliver shareholder value.”

Mr. Dury has been the Board Chairman since 2017 and has overseen a number of key deliverables for the Company, including significant upgrades at the Board level in 2018, 2019 and this year. In addition to these appointments, Mr. Dury led the hire of Nigel Hunton as CEO in early 2022. Mr. Dury also successfully oversaw the sale of Photonics in 2021, a move that simplified and focused the Company into one business.

Mr. Barber joined the Board of Directors in 2018, bringing a wealth of expertise that is deeply relevant to his role at Intevac. Mr. Barber has experience growing businesses such as Synaptics, where the touch and display business grew to over $1 billion in annual revenue. Additionally, he has built semiconductor manufacturing capability with multiple global factories and led multiple businesses toward growth creation. Mr. Barber is also deeply familiar with the Company, its technology and opportunities, having been a member of the Board since 2018.

“It has been an honor to work with Intevac’s outstanding board members and senior management throughout my tenure as Chairman, and I am delighted to welcome Kevin to the role and look forward to continuing to serve the Company’s Board of Directors at this exciting time,” commented Mr. Dury.

About Intevac, Inc.

Founded in 1991, we are a leading provider of thin-film process technology and manufacturing platforms for high-volume manufacturing environments. As a long-time supplier to the hard disk drive (HDD) industry, our industry-leading 200 Lean® platform supports the majority of the world’s capacity for HDD disk media production, as well as all technology upgrade initiatives currently underway in support of next-generation HAMR (heat-assisted magnetic recording) media. With over 30 years of leadership in designing, developing, and manufacturing high-productivity, thin-film processing systems, we also are leveraging our technology and know-how for additional markets with our groundbreaking TRIO™ platform, which enables high-value coatings to be deployed cost-effectively on an array of glass displays and other substrates, including for consumer devices. For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.